Exhibit 99.1

UQM Technologies, Inc.
Additional Business Risk Factors

We are subject to financial and reputational risks due to product recalls resulting from product quality and liability issues.

The risk of product recalls, and associated adverse publicity, is inherent in the development, manufacturing, marketing, and sale of powertrain systems. Our products and the products of third parties in which our products are a component are becoming increasingly sophisticated and complicated as rapid advancements in technologies occur in the market for clean vehicles. At the same time, product quality and liability issues present significant risks. Product quality and liability issues may affect not only our own products but also the third-party products in which our motors, generators and electronic products are a component. Our efforts to maintain product quality may not be successful, and if they are not, we may incur expenses in connection with, for example, product recalls and lawsuits, and our brand image and reputation as a producer of high-quality products may suffer. Any product recall or lawsuit seeking significant monetary damages could have a material adverse effect on our business and financial condition. A product recall could generate substantial negative publicity about our products and business, interfere with our manufacturing plans and product delivery obligations as we seek to replace or repair affected products, and inhibit or prevent commercialization of other future product candidates. Although we do have product liability insurance, we do not have insurance to cover the costs associated with a product recall and the expenses we would incur in connection with a product recall could have a material adverse affect on our operating results.

If our products fail to perform as expected, we could lose existing and future business, and our ability to develop, market and sell our products could be harmed.

Our products are complex and could have unknown defects or errors, which may give rise to claims against us, diminish our brand or divert our resources from other purposes. Despite testing, our products have contained defects and errors in the past and may in the future contain manufacturing or design defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to our reputation, any of which may adversely affect our business and our operating results.